Press Release

TNS, Inc. Announces Third Quarter 2006 Financial Results

- Q3 Revenue and Adjusted Earnings, Excluding Nonrecurring Charges, in line with Previewed Ranges -

RESTON, Va. — November 1, 2006 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported third quarter 2006 results.

Total revenue for the third quarter of 2006 increased 12.9% to $73.2 million from third quarter 2005 revenues of $64.8 million. Gross margin in the third quarter 2006 of 48.8% decreased approximately 480 basis points from third quarter 2005 gross margin of 53.6%.  Included in revenues for the third quarter of 2006 is $1.9 million in pass-through revenues that are incremental to the third quarter of 2005.  Excluding this pass-through revenue, third quarter gross margin decreased approximately 350 basis points to 50.1%.

Third quarter 2006 GAAP net loss was $1.8 million, or $0.08 per share, versus third quarter 2005 GAAP net income of $2.6 million, or $0.12 per share.  Included in expenses for the third quarter of 2006 is a pre-tax charge of $4.5 million, which includes a $3.7 million charge for severance associated with the cost reduction initiative and a $0.7 million charge for expenses incurred by the special committee of TNS’ board of directors.  Excluding the $4.5 million pre-tax charge, third quarter 2006 net income was $0.9 million, or $0.04 per share.  As reported last year, operating expenses for the third quarter of 2005 included a pre-tax benefit to earnings of $0.7 million due to the favorable settlement of certain sales tax liabilities.  Excluding the $0.7 million pre-tax benefit, net income for the third quarter of 2005 was $2.2 million, or $0.10 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2006 was $12.0 million versus third quarter 2005 EBITDA before stock compensation expense of $17.9 million.  Excluding the $4.5 million pre-tax charge, third quarter 2006 EBITDA before stock compensation expense was $16.5 million.  Excluding the $0.7 million pre-tax benefit, EBITDA before stock compensation expense for the third quarter of 2005 was $17.2 million.

Adjusted earnings for the third quarter of 2006 was $2.4 million, or $0.10 per share, compared to third quarter 2005 adjusted earnings of $6.4 million or $0.28 per share.  Excluding the $4.5 million pre-tax charge, adjusted earnings for the third quarter of 2006 was $5.2 million, or $0.21 per share.  Excluding the $0.7 million pre-tax benefit, adjusted earnings for the third quarter of 2005 was $5.9 million or $0.26 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

In addition, TNS plans to eliminate $9.8 million of costs by year-end 2006, which is within the $8-10 million range that was previously announced on October 10.  The majority of the costs will come out of selling, general and administrative expenses in all divisions and departments of the Company.

Henry Graham, CEO, commented, “TNS’ third quarter results were in line with our October 10 preview, with total revenue coming in at the high end of our guidance range and adjusted earnings, excluding nonrecurring charges, at the low end.  Our international, financial services and telecommunications services divisions experienced solid growth through new and existing customer demand, and we are improving execution in our POS division in order to better convert our pipeline of business.  Additionally, we are aggressively moving forward with the comprehensive cost reduction initiative we announced a few weeks ago.  As we move towards the end of the year, we are completing the streamlining of our cost structure and focusing on company-wide execution to nurture and prudently invest in our growth opportunities.”

Financial Review:

Third Quarter 2006

•                  Third quarter 2006 total revenue increased 12.9% to $73.2 million from third quarter 2005 revenue of $64.8 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 13.8% to $27.1 million from third quarter 2005 revenue of $23.8 million.  ISD revenue increased mainly due to higher demand for our POS services in continental Europe and the UK, and to a lesser extent, contributions from countries that TNS has recently entered and foreign exchange.

•                  Revenue from the Financial Services Division increased 9.9% to $8.8 million from third quarter 2005 revenue of $8.0 million through increases in new endpoint installations as well as increases in connectivity between existing customers.

•                  Revenue from the Telecommunication Services Division increased 30.7% to $15.5 million from third quarter 2005 revenue of $11.9 million.   Included in TSD revenues for the third quarter of 2006 is an incremental $1.3 million in pass-through revenues.  Excluding the pass-through revenues, TSD revenue increased 20.0% to $14.2 million in the third quarter of 2006.  The growth in TSD is a result of increased demand for TNS’ database access and call signaling services from new and existing customers.

•                  Revenue from the POS Division increased 2.9% to $21.7 million on 1.6 billion transactions from $21.1 million on 1.4 billion transactions in third quarter 2005.  Included in POS revenues for the third quarter of 2006 is $0.6 million in pass-through revenues.  Excluding the pass-through revenues, POS revenue remained flat at $21.1 million in the third quarter of 2006.

•                  Third quarter 2006 gross margin decreased approximately 480 basis points to 48.8% from third quarter 2005 gross margin of 53.6%.  This margin compression was principally due to increased revenue contribution from TSD, the amount of pass-through revenue generated by POS and TSD in the quarter and the decline in POS gross margin as a result of lower revenue per transaction.  The decrease was partially offset by increased revenue contributions from FSD and ISD.  Excluding $1.9 million in incremental TSD and POS pass-through revenues, third quarter 2006 gross margin decreased approximately 350 basis points to 50.1%.

Year-to-Date 2006

•                  Total revenue for the first nine months of 2006 increased 9.5% to $211.8 million from 2005 revenues of $193.3 million.

•                  Gross margin for the first nine months of 2006 of 49.2% decreased approximately 360 basis points from 2005 gross margin of 52.8%.

Excluding $5.4 million in incremental TSD and POS pass-through revenues, gross margin for the first nine months of 2006 decreased approximately 230 basis points to 50.4%.

•                  GAAP net loss for the first nine months of 2006 was $3.2 million, or $0.13 per share, versus 2005 GAAP net income of $4.3 million, or $0.17 per share.

Included in expenses for the first nine months of 2006 is a pre-tax charge to earnings of approximately $6.0 million, including a $3.9 million charge for severance, a $1.4 million charge for expenses incurred by the special committee of TNS’ board of directors and a $0.5 million charge related to other legal costs.  Excluding this $6.0 million pre-tax charge, net income for the first nine months of 2006 was $0.3 million, or $0.01 per share.  Operating expenses for the first nine months of 2005 included a pre-tax benefit to earnings of $2.9 million, which included a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement and a $0.7 million benefit due to the favorable settlement of certain sales tax liabilities.  Excluding this $2.9 million pre-tax benefit, net income for the first nine months of 2005 was $2.6 million, or $0.10 per share.

•                  EBITDA before stock compensation expense for the first nine months of 2006 decreased 24.3% to $39.5 million from 2005 EBITDA before stock compensation expense of $52.2 million.  Excluding the $6.0 million pre-tax charge, EBITDA before stock compensation expense for the first nine months of 2006 was $45.5 million.

Excluding the $2.9 million pre-tax benefit, EBITDA before stock compensation expense for the first nine months of 2005 was $49.4 million.

•                  Adjusted earnings for the first nine months of 2006 decreased 49.1% to $9.6 million, or $0.40 per share, from 2005 adjusted earnings of $18.9 million, or $0.75 per share.

Excluding the $6.0 million pre-tax charge, adjusted earnings for the first nine months of 2006 was $13.3 million, or $0.55 per share.  Excluding the $2.9 million pre-tax benefit, adjusted earnings for the first nine months of 2005 was $17.1 million, or $0.68 per share.

Outlook:

For Fiscal Year 2006, TNS continues to anticipate:

•                  Total revenue growth of 8-10% to $280-$285 million for the year ended December 31, 2006 versus $258.9 million for the year ended December 31, 2005.

•                  A decrease in adjusted earnings of 17-22% to $18.1-$19.4 million, excluding nonrecurring items, for the year ended December 31, 2006 versus $23.3 million, excluding nonrecurring items, for the year ended December 31, 2005.

For the Fourth Quarter of 2006, we anticipate:

•                  Total revenue of $68.2-$73.2 million versus $65.6 million for the fourth quarter of 2005.

•                  Adjusted earnings of $5.0-$6.0 million, excluding nonrecurring items, versus $5.9 million for the fourth quarter of 2005.

Ed O’Brien, Executive Vice President and CFO, commented, “With third quarter results in the anticipated range, TNS is on track to achieve full-year 2006 guidance, excluding nonrecurring charges associated with the special committee process and our cost reduction initiative.  We are now beginning our 2007 budgeting process and plan to announce our financial outlook for next year in mid-January after the process has been completed.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense.  Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results.

These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management.  A reconciliation to comparable GAAP measures is available in the accompanying schedule.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss third quarter 2006 results on Wednesday, November 1, 2006 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-224-4327, passcode #51988059. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from November 1, 2006 at 7:00 p.m. Eastern Time through December 1, 2006, and can be accessed by dialing 617-801-6888, passcode #52221241.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2006 and in Form 10-K/A (Amendment No. 1) filed on July 21, 2006.

In addition, the statements in this press release are made as of November 1, 2006.  The Company expects that subsequent events or developments will cause its views to change.  The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to November 1, 2006.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Revenues	$73,187	$64,836	$211,755	$193,321
Operating expenses:
Cost of network services	37,442	30,074	107,627	91,270
Engineering and development	5,269	3,813	15,305	11,753
Selling, general, and administrative	20,985	13,796	55,103	39,847
Depreciation and amortization of property and equipment	5,574	4,541	15,947	14,367
Amortization of intangible assets	5,459	4,249	15,735	17,763
Total operating expenses(1)(2)(3)(4)	74,729	56,473	209,717	175,000
(Loss) income from operations	(1,542)	8,363	2,038	18,321
Interest expense	(2,466)	(2,997)	(6,785)	(7,036)
Interest income and other income (expense)	831	150	1,617	(99)
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	(3,177)	5,516	(3,130)	11,186
Income tax benefit (provision)	2,240	(2,085)	2,711	(4,919)
Equity in net loss of unconsolidated affiliates	(904)	(797)	(2,902)	(1,929)
(Loss) income before cumulative effect of a change in accounting principle	(1,841)	2,634	(3,321)	4,338
Cumulative effect of a change in accounting principle, net of tax effects(5)	—	—	84	—
Net (loss) income(1)(2)(3)(4)	(1,841)	2,634	(3,237)	4,338
Basic earnings per share: (Loss) income before cumulative effect of a change inaccounting principle.	($0.08)	$0.12	($0.13)	$0.18
Net (loss) income(1)(2)(3)(4)	($0.08)	$0.12	($0.13)	$0.18
Basic weighted average common shares outstanding(6)(7)	24,105,525	22,040,253	24,063,633	24,703,641
Diluted earnings per share: (Loss) income before cumulative effect of a change in accounting principle.	($0.08)	$0.12	($0.13)	$0.17
Net (loss) income(1)(2)(3)(4)	($0.08)	$0.12	($0.13)	$0.17
Diluted weighted average common shares outstanding(6)(7)	24,105,525	22,631,624	24,063,633	25,110,688
Common shares outstanding as of period-end(6)(7)	24,107,988	23,967,892	24,107,988	23,967,892

(1)          Included in expenses for the third quarter of 2006 is a pre-tax charge of $4.5 million, including a $3.7 million charge for severance associated with the cost reduction initiative and a $0.7 million charge for expenses incurred by the special committee of TNS’ board of directors.  Excluding the $4.5 million pre-tax charge, third quarter 2006 net income was $0.9 million, or $0.04 per share.

(2)          Included in operating expenses for the third quarter of 2005 is a pre-tax benefit to earnings of $0.7 million due to the favorable settlement of certain sales tax liabilities.  Excluding the $0.7 million pre-tax benefit, net income for the third quarter of 2005 was $2.2 million, or $0.10 per share.

(3)          Included in expenses for the first nine months of 2006 is a pre-tax charge to earnings of approximately $6.0 million, including a $3.9 million charge for severance, a $1.4 million charge for expenses incurred by the special committee of TNS’ board of directors and a $0.5 million charge related to other legal costs.  Excluding this $6.0 million pre-tax charge, net income for the first nine months of 2006 was $0.3 million, or $0.01 per share.

(4)          Included in operating expenses for the first nine months of 2005 is a pre-tax benefit to earnings of $2.9 million, which included a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement and a $0.7 million charge due to the favorable settlement of certain sales tax liabilities.  Excluding this $2.9 million pre-tax benefit, net income for the first nine months of 2005 was $2.6 million, or $0.10 per share.

(5)          Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

(6)          The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 4, 2005.

(7)          The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,435	$26,628
Accounts receivable, net	67,248	48,773
Other current assets	19,699	15,456
Total current assets	99,382	90,857
Property and equipment, net	56,924	52,448
Goodwill and identifiable intangible assets, net	209,006	192,393
Other assets	17,761	16,486
Total assets	$383,073	$352,184
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,238	$—
Accounts payable, accrued expenses and other current liabilities	56,268	46,933
Deferred revenue	15,574	10,810
Total current liabilities	73,080	57,743
Long-term debt, net of current portion	120,210	113,448
Other liabilities	7,587	3,147
Total liabilities	200,877	174,338

Total stockholders’ equity	182,196	177,846
Total liabilities and stockholders’ equity	$383,073	$352,184

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Net (loss) income	($1,841)	$2,634	($3,237)	$4,338
Non-cash items and working capital changes	6,347	7,837	27,990	29,117
Net cash provided by operating activities:	4,506	10,471	24,753	33,455
Purchases of property and equipment	(6,419)	(3,876)	(18,276)	(14,087)
Cash paid for business acquisitions, net of cash acquired	(8,020)	(558)	(27,824)	(4,059)
Investments in affiliated entities	—	(2,703)	—	(5,505)
Net cash used in investing activities:	(14,439)	(7,137)	(46,100)	(23,651)
Proceeds from issuance of long-term debt, net	2,000	—	8,000	165,188
Payment of long-term debt financing costs	—	—	(225)	(75)
Repayment of long-term debt	—	(45,413)	—	(99,740)
Proceeds from stock option exercises	—	1,015	321	1,418
Proceeds from tax benefits for share-based payments	9	104	30	136
Purchase and retirement of common stock, inclusive of fees	—	—	—	(116,869)
Purchase of treasury stock	(50)	(43)	(69)	(511)
Proceeds from issuance of common stock, net	—	46,066	—	46,065
Net cash provided by (used in) financing activities:	1,959	1,729	8,057	(4,388)
Effect of exchange rates on cash and cash equivalents	(780)	(188)	(903)	(640)
Net (decrease) increase in cash and cash equivalents	(8,754)	4,875	(14,193)	4,776
Cash and cash equivalents, beginning of period	21,189	19,689	26,628	19,788
Cash and cash equivalents, end of period	$12,435	$24,564	$12,435	$24,564

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
EBITDA before stock compensation expense:
(Loss) income from operations (GAAP)	($1,542)	$8,363	$2,038	$18,321
Add back the following items: Depreciation and amortization of property and equipment	5,574	4,541	15,947	14,367
Amortization of intangible assets	5,459	4,249	15,735	17,763
Stock compensation expense(1)	2,512	755	5,802	1,789
EBITDA before stock compensation expense(2)(3)(4)(5)	$12,003	$17,908	$39,522	$52,240

Adjusted Earnings:
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of change in accounting principle (GAAP)	($3,177)	$5,516	($3,130)	$11,186
Add back the following items: Equity in net loss of unconsolidated affiliates	(904)	(797)	(2,902)	(1,929)
Amortization of intangible assets	5,459	4,249	15,735	17,763
Other debt-related costs	—	559	—	1,654
Stock compensation expense(1)	2,512	755	5,802	1,789
Adjusted earnings before income taxes	3,890	10,282	15,505	30,463
Income tax provision at 38%	1,478	3,907	5,892	11,576
Adjusted earnings(6)(7)(8)(9)	$2,412	$6,375	$9,613	$18,887

Weighted average common shares — diluted(10)(11)	24,169,096	22,631,624	24,152,572	25,110,688

Adjusted earnings per common share — diluted(6)(7)(8)(9)	$0.10	$0.28	$0.40	$0.75

(1)          Excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

(2)          Excluding the $4.5 million pre-tax charge, EBITDA before stock compensation expense for the third quarter of 2006 was $16.5 million.

(3)          Excluding the $0.7 million pre-tax benefit, EBITDA before stock compensation expense for the third quarter of 2005 was $17.2 million.

(4)          Excluding the $6.0 million pre-tax charge, EBITDA before stock compensation expense for the first nine months of 2006 was $45.5 million.

(5)          Excluding the $2.9 million pre-tax benefit, EBITDA before stock compensation expense for the first nine months of 2005 was $49.4 million.

(6)          Excluding the $4.5 million pre-tax charge, adjusted earnings for the third quarter of 2006 was $5.2 million, or $0.21 per share.

(7)          Excluding the $0.7 million pre-tax benefit, adjusted earnings for the third quarter of 2005 was $5.9 million or $0.26 per share.

(8)          Excluding the $6.0 million pre-tax charge, adjusted earnings for the first nine months of 2006 was $13.3 million, or $0.55 per share.

(9)          Excluding the $2.9 million pre-tax benefit, adjusted earnings for the first nine months of 2005 was $17.1 million, or $0.68 per share.

(10)    The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(11)    The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.